CONSOLIDATED FINANCIAL STATEMENTS

IMTT Holdings Inc. and Subsidiaries

Years Ended December 31, 2013 and December 31, 2012

KPMG LLP
Suite 2900
909 Poydras Street
New Orleans, LA 70112

Independent Auditors’ Report

The Board of Directors
IMTT Holdings Inc. and Subsidiaries:

We have audited the accompanying consolidated financial statements of IMTT Holdings Inc. and subsidiaries, which comprise the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, shareholders’ (deficit) equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

KPMG LLP is a Delware limited liability partnership,

the U.S. member firm of KPMG International Cooperative

(“KPMG International), a Swiss entity.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IMTT Holdings Inc. and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then ended, in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

New Orleans, Louisiana

February 13, 2014

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IMTT HOLDINGS INC. AND SUBSIDIARIES

Consolidated Balance Sheets

As of December 31, 2013 and 2012

	2013	2012
ASSETS
Current assets:
Cash and cash equivalents (Note 2)	$8,824,000	$7,704,000
Accounts and accrued interest receivable, net of allowance of $687,000 ($1,156,000 in 2012) (Note 6)	34,711,000	45,084,000
Inventories (Note 2)	5,774,000	6,936,000
Prepaid expenses and deposits (Notes 7 and 11)	26,842,000	23,532,000
Total current assets	76,151,000	83,256,000
Property, plant and equipment (Notes 2 and 6):
Land	40,284,000	40,284,000
Terminal and other facilities	1,934,567,000	1,820,846,000
	1,974,851,000	1,861,130,000
Less: accumulated depreciation	(701,159,000)	(644,931,000)
	1,273,692,000	1,216,199,000

Debt issue costs, net (Notes 2 and 4)	11,900,000	5,053,000
Receivable from affiliates (Note 3)	9,000	54,000
Investment in NTL venture, at cost (Note 2)	10,476,000	11,144,000
Other (Notes 2, 5 and 11)	6,702,000	8,160,000
	29,087,000	24,411,000

Total assets	$1,378,930,000	$1,323,866,000

LIABILITIES and SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$37,942,000	$52,012,000
Accrued liabilities (Notes 5 and 11)	30,172,000	37,432,000
Current portion of swap fair market value (Notes 2 and 4)	17,297,000	17,894,000
Current portion of long-term debt (Notes 3 and 4)	7,164,000	7,042,000
Total current liabilities	92,575,000	114,380,000
Other long-term liabilities (Notes 2, 4, 5, 6 and 11)	95,454,000	138,993,000
Long-term debt, excluding current maturities (Notes 3, 4 and 8)	962,103,000	923,524,000
Deferred income taxes (Notes 2 and 7)	284,743,000	229,096,000
Total liabilities	1,434,875,000	1,405,993,000

Commitments and contingencies (Note 6)	—	—

Shareholders' (deficit) equity (Note 9):
IMTT Holdings Inc.	(58,461,000)	(85,080,000)
Non-controlling interest	2,516,000	2,953,000
Total shareholders' (deficit) equity	(55,945,000)	(82,127,000)

Total liabilities and shareholders' (deficit) equity	$1,378,930,000	$1,323,866,000

The accompanying notes are an integral part of these statements.

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IMTT HOLDINGS INC. AND SUBSIDIARIES

Consolidated Statements of Income

For the years ended December 31, 2013 and 2012

	2013	2012
REVENUES:
Tank storage and terminal charges (Notes 2 and 10)	$477,476,000	$443,276,000
Other rental income	2,836,000	3,350,000
Railroad operations	3,926,000	3,301,000
Other income (Note 2)	2,133,000	1,890,000
Environmental response services	29,664,000	24,461,000
Total revenues	516,035,000	476,278,000

EXPENSES:
Terminals:
Labor costs (Note 5)	94,329,000	87,859,000
Repairs and maintenance (Note 6)	47,421,000	46,210,000
Real and personal property taxes	13,218,000	12,456,000
Other operating	52,332,000	45,266,000
Total terminal operating expenses	207,300,000	191,791,000
Environmental response affiliate expenses	26,088,000	21,767,000
General and administrative (Notes 3 and 5)	32,729,000	31,050,000
Interest expense (Notes 2, 3 and 4)	44,366,000	39,515,000
Depreciation and amortization (Note 2)	76,091,000	70,016,000
(Gain) of non-hedging derivatives (Notes 2 and 4)	(19,794,000)	(4,271,000)
	366,780,000	349,868,000

Income before income taxes	149,255,000	126,410,000

(Provision) for income taxes (Notes 2 and 7):
Current	(18,456,000)	(17,885,000)
Deferred	(42,693,000)	(33,408,000)
	(61,149,000)	(51,293,000)

NET INCOME	$88,106,000	$75,117,000

Less: Net (income) attributable to non-controlling interest (Note 1)	(251,000)	(839,000)
Net income attributable to IMTT Holdings Inc.	$87,855,000	$74,278,000

The accompanying notes are an integral part of these statements.

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IMTT HOLDINGS INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

For the years ended December 31, 2013 and 2012

	2013	2012

Net Income	$88,106,000	$75,117,000

Less: net (income) attributable to non-controlling interest (Note 1)	(251,000)	(839,000)
Net income attributable to IMTT Holdings Inc.	87,855,000	74,278,000

Other comprehensive income (loss):

Derivatives (Notes 2 and 4):
Amortization of accumulated other comprehensive loss for swap agreements no longer accounted for as hedges	201,000	1,174,000

Pension and post-retirement benefit plans (Notes 5 and 9)	31,726,000	166,000

Foreign currency translation adjustment (Note 2)	(2,828,000)	642,000

Income tax effects of items included in other comprehensive income	(12,050,000)	(764,000)
Other comprehensive income (Note 9)	17,049,000	1,218,000

Less: other comprehensive loss (income) attributable to non-controlling interest (Note 1)	688,000	(139,000)
Other comprehensive income attributable to IMTT Holdings Inc.	17,737,000	1,079,000

Comprehensive income	105,155,000	76,335,000

Less: Comprehensive (income) loss attributable to non-controlling interest (Note 1)	437,000	(978,000)
Comprehensive income attributable to IMTT Holdings Inc.	$105,592,000	$75,357,000

The accompanying notes are an integral part of these statements.

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IMTT HOLDINGS INC. AND SUBSIDIARIES

Consolidated Statements of Shareholders' (Deficit) Equity

For the years ended December 31, 2013 and 2012

		IMTT Holdings Inc.			NON-CONTROLLING INTEREST
			Accumulated			Accumulated
		Other	Other		Other	Other
		Shareholders'	Comprehensive		Shareholders'	Comprehensive
	Total	Equity (deficit)	Income (Loss)	Total	Equity	Income (Loss)	Total
Balance, January 1, 2012	$217,661,000	248,379,000	(32,693,000)	215,686,000	1,283,000	692,000	$1,975,000

Comprehensive income:
Net income	75,117,000	74,278,000	—	74,278,000	839,000	—	839,000
Other comprehensive income, net of tax	1,218,000	—	1,079,000	1,079,000	—	139,000	139,000
	76,335,000	74,278,000	1,079,000	75,357,000	839,000	139,000	978,000

Distributions, net	(376,123,000)	(376,123,000)	—	(376,123,000)	—	—	—
Balance, December 31, 2012	(82,127,000)	(53,466,000)	(31,614,000)	(85,080,000)	2,122,000	831,000	2,953,000

Comprehensive income:
Net income	88,106,000	87,855,000		87,855,000	251,000	—	251,000
Other comprehensive income, net of tax	17,049,000		17,737,000	17,737,000	—	(688,000)	(688,000)
	105,155,000	87,855,000	17,737,000	105,592,000	251,000	(688,000)	(437,000)

Distributions, net	(78,973,000)	(78,973,000)		(78,973,000)			—
Balance, December 31, 2013	$(55,945,000)	(44,584,000)	(13,877,000)	(58,461,000)	2,373,000	143,000	$2,516,000

The accompanying notes are an integral part of these statements.

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IMTT HOLDINGS INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the years ended December 31, 2013 and 2012

	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$88,106,000	$75,117,000
Adjustments to reconcile net cash provided by operating activities:
Depreciation	74,154,000	65,637,000
Amortization	1,937,000	4,379,000
Post retirement plans expense	11,171,000	11,351,000
Deferred revenue recognized	(4,222,000)	(5,389,000)
Change in FMV of non-hedging derivatives	(19,995,000)	(5,445,000)
Reclassification of swap loss from AOCI	201,000	1,174,000
Debt issue cost amortization	2,833,000	3,221,000
Non-cash compensation expense	141,000	70,000
Accretion of asset retirement obligation	209,000	91,000
Loss on sale/retirement of assets	350,000	16,000
Deferred income tax provision	42,693,000	33,408,000
Decrease (increase) in accounts and accrued interest receivable	9,815,000	(8,078,000)
Decrease in inventories	1,158,000	650,000
(Increase) decrease in prepaid expenses and deposits	(2,252,000)	3,259,000
(Increase) in other assets	(523,000)	(361,000)
(Decrease) increase in accounts payable	(1,671,000)	5,089,000
(Decrease) increase in accrued liabilities	(9,722,000)	9,025,000
Increase in deferred revenue	3,963,000	2,941,000
(Decrease) in other long-term liabilities	(4,703,000)	(5,012,000)
Net operating cash flows	193,643,000	191,143,000

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of plant assets	(149,723,000)	(151,786,000)
Proceeds from sale of fixed assets	7,000	376,000
(Increase) in other assets	(721,000)	(4,631,000)
Insurance settlement proceeds related to storm damage	7,000,000	—
Net investing cash flows	(143,437,000)	(156,041,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings under bank revolving credit facility	46,856,000	297,273,000
Net (payments) under tax-exempt bond agreements	(4,435,000)	(4,302,000)
Distributions to shareholders	(78,973,000)	(376,123,000)
Net payments from (advances to) affiliates	45,000	(17,000)
Repayment of shareholder debt	(2,607,000)	(2,607,000)
Debt issue cost incurred, net	(9,841,000)	—
Net financing cash flows	(48,955,000)	(85,776,000)

Net increase (decrease) in cash and cash equivalents	1,251,000	(50,674,000)

Net (decrease) increase in cash and cash equivalents due to currency translation	(131,000)	15,000

Cash and cash equivalents at beginning of year	7,704,000	58,363,000

Cash and cash equivalents at end of year	$8,824,000	$7,704,000

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid during the period for:
Interest (net of amount capitalized)	$40,821,000	$37,709,000
Income taxes	26,761,000	5,441,000

The accompanying notes are an integral part of these statements.

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IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(1)	Nature of operations and organization

IMTT Holdings Inc. (“IHI”), formerly Loving Enterprises Inc., owns 100% of various corporations and limited liability companies (International Tank Terminals, L.L.C. and Affiliates, “ITT and Affiliates”) who in turn own 100% of various operating entities, primarily partnerships (“IMTT Combined”). The following chart summarizes the relationship of the various ITT and Affiliates and IMTT Combined entities:

Parent Entities (ITT and Affiliates)		Subsidiary/Operating Entities
99% Ownership *	1% Ownership *	(IMTT Combined)
International Tank Terminals, L.L.C.	ITT-Storage, Inc.	International-Matex Tank Terminals
International Tank Bayonne, Inc. (100%)	—	Bayonne Industries, Inc.
International Tank Bayonne, Inc.	ITT-Bayonne Storage, Inc.	IMTT-Bayonne
ITT-BX, Inc.	ITT-BX Storage, Inc.	IMTT-BX
ITT-Pipeline, Inc.	ITT-Pipeline Partner, Inc.	IMTT-Pipeline
ITT-BC, Inc. (50%)	ITT-Interterminal Pipeline, Inc. (50%)	IMTT-BC
ITT-Gretna, L.L.C.	ITT-Gretna Storage, Inc.	IMTT-Gretna
ITT-Virginia, Inc.	ITT-Virginia Storage, Inc.	IMTT-Virginia
ITT-Richmond-CA, Inc.	ITT-Richmond-CA Storage, Inc.	IMTT-Richmond-CA
ITT-Illinois, Inc.	ITT-Illinois Storage, Inc.	IMTT-Illinois
ITT-Petroleum Management, Inc.	ITT-SPR Partner, Inc.	IMTT-Petroleum Management
ITT-Geismar, L.L.C.	ITT-Geismar Storage, Inc	IMTT-Geismar
International Environmental Services, Inc.	ITT-IEP Partner, Inc.	Oil Mop, LLC
ITT-NTL, Inc. (100%)	—	IMTT-NTL, Ltd.

* - Unless noted otherwise below

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IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

The IMTT Combined entities primarily provide bulk liquid storage and handling services in North America through terminals located on the East, West and Gulf Coasts as well as the Great Lakes region of the United States and in Quebec and Newfoundland, Canada, with the predominant terminals located in New York harbor and on the Mississippi River near the Gulf of Mexico. Petroleum products, vegetable and tropical oils, renewable fuels, and various chemicals are stored and handled.

International-Matex Tank Terminals (“IMTT”) is a partnership formed in 1975 to own and operate bulk liquid storage terminal facilities in St. Rose and Avondale, Louisiana. Bayonne Industries, Inc. (“BII”) is a New Jersey corporation, which owns terminal facilities in Bayonne, New Jersey, and was purchased in 1983. IMTT-Bayonne is a partnership formed in 1983 to operate New Jersey terminal assets. The IMTT-BX partnership was formed in 1993 to acquire the terminal facility adjacent to BII's tank terminal on April 1, 1993. IMTT-BC is a partnership organized in 1996 to purchase certain terminal assets in 1997, 2003, and 2004 that are contiguous to the existing Bayonne terminal. IMTT-Pipeline is a partnership formed in 1996 to own a pipeline utilized in the transfer of products by IMTT-Bayonne and other third parties. IMTT-Bayonne leases and operates tank terminal and warehouse facilities owned by BII, IMTT-BX and IMTT-BC in Bayonne, New Jersey/ New York Harbor. IMTT-Gretna is a partnership formed in 1990 to purchase and operate a bulk liquid storage terminal in Gretna, Louisiana. IMTT-Virginia, formerly IMTT-Chesapeake and IMTT-Richmond, is a partnership formed in 1991 to purchase and operate bulk liquid storage terminals in Chesapeake and Richmond, Virginia. IMTT-Petroleum Management is a partnership formed in 1992 to own an interest in a joint venture operating the United States Strategic Petroleum Reserve. IMTT-Richmond-CA is a partnership formed in 1995 to purchase and operate a bulk liquid storage terminal in Richmond, California. IMTT-Illinois (formerly IMTT-Lemont) is a partnership formed in 1997 to purchase and operate terminal facilities in Lemont and Joliet, Illinois. IMTT-NTL, Ltd. (“IMTT-NTL”) is a Canadian corporation formed in 1997 to own an interest in and manage a terminal in Newfoundland, Canada. IMTT-Quebec Inc. (“IMTT-Quebec”), a 66 2/3% owned subsidiary of IMTT, operates a bulk liquid storage terminal located in Quebec, Canada. IMTT-Geismar is a partnership formed in 2006 to construct and operate a chemical logistics facility in Geismar, Louisiana. Oil Mop, LLC, (formally owned by International Environmental Partners, which was merged into Oil Mop, LLC in 2011) operating as OMI Environmental Solutions, is a limited liability company formed in 1999 to provide environmental emergency response, industrial services, waste transportation and disposal, and other oilfield related services to third parties as well as the IMTT terminals. IMTT-FINCO, LLC (“IMTT-FINCO”) is a wholly-owned subsidiary of IMTT, which is a financing conduit to IMTT and other terminal entities.

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IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(2)	Summary of significant accounting policies

Combination/consolidation

The accompanying consolidated financial statements consist of the accounts of IHI, which have been consolidated with those of ITT and Affiliates as well as those of IMTT Combined after eliminating all intercompany account balances and transactions (“IHI Consolidated”). IMTT Combined consists of the consolidated financial statements of IMTT, IMTT-Quebec and IMTT-FINCO combined with the other entities, primarily partnerships, described previously.

Cash and cash equivalents

Cash and cash equivalents consists of cash and temporary investments with original maturities of three months or less.

Revenue recognition

Contracts for the use of storage capacity at the various terminals predominantly have non-cancelable terms of one to five years. These contracts generally provide for payments for providing storage capacity throughout their term based on a fixed rate per barrel of capacity leased, as adjusted annually for inflation indices. Contracts are classified and accounted for as operating leases in accordance with generally accepted accounting principles and revenue is recognized over their term based on the rate specified in the contract. Revenue from the rendering of ancillary services (e.g., product movement (thruput), heating, mixing, etc.) is recognized as the related services are performed based on contract rates. Thruput revenues are not recognized until the thruput quantity specified in the contract for the applicable period is exceeded. Payments received prior to the related services being performed or as a reimbursement for specific fixed asset additions or improvements related to a customer’s contract are recorded as deferred revenue and ratably recognized as revenues over the contract term; the non-current portion is included in other long-term liabilities in the accompanying balance sheet. Environmental response services revenues are recognized as services are rendered.

Accounts receivable and allowance for doubtful accounts

Accounts receivable are stated at the historical carrying amount net of an allowance for doubtful accounts. An allowance for doubtful accounts receivable is established based on specific customer collection issues that have been identified. Accounts receivable are charged against the allowance for doubtful accounts when it has been determined the balance will not be collected.

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IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Inventories

Inventories, which consist primarily of back-up fuel supplies, chemicals and supplies used in packaging anti-freeze for customers, spare parts used in maintenance activities, and spill response materials, are carried at cost, which is equal to or less than their fair market value.

Property, plant and equipment

Property, plant and equipment are carried at cost including applicable construction period interest. Construction period interest (including related letter of credit fees) of $1,018,000 and $1,398,000 was capitalized in 2013 and 2012, respectively. Depreciation is provided using the straight-line method over lives, which range from 15 to 30 years for the terminal facility and 3 to 8 years for furniture, fixtures and equipment. Costs that are associated with capital additions and improvements or that extend the useful lives or increase service capacity of assets are capitalized; costs of maintenance and repairs are expensed. Terminal fixed assets with a net book value of $1,265,818,000 at December 31, 2013 are utilized to provide storage capacity and related services to customers. The balance of assets not placed in service and recorded in construction in progress was $35,609,000 and $45,811,000 at December 31, 2013 and 2012, respectively.

Debt issue costs

Costs incurred related to issuing and reissuing and extending the term of tax-exempt bonds as well as entering into extended and expanded bank lines of credit (See Note 4) are capitalized as debt issue costs in the accompanying balance sheets and amortized over the term of the related debt as additional interest expense.

Other assets

Costs incurred to deepen vessel draft at the docks as well as those incurred periodically to maintain draft depths for more than one year are capitalized and amortized over their estimated useful lives (3 to 20 years) as a planned major maintenance activity. $721,000 and $4,044,000 of such costs were capitalized in 2013 and 2012, respectively. Amortization of such costs was $1,812,000 and $4,255,000 in 2013 and 2012, respectively.

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IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Investment in NTL venture

On July 21, 1997 IMTT-NTL acquired a 20% interest in Newfoundland Transshipment Limited (“NTL”), a Canadian corporation, which owns and operates a storage and transshipment terminal located in Newfoundland. The investment is shown in the accompanying balance sheet at cost of $10,476,000 at December 31, 2013. NTL guarantees its shareholders a minimum 12% return on investment. This return on investment was $1,505,000 and $1,672,000 for 2013 and 2012, respectively, and is recorded as other income in the accompanying statements of income as its ultimate realization is reasonably assured based on the nature of its operations and the involvement of major oil companies as customers and shareholders.

Income taxes

Income taxes are accounted for in accordance with the asset and liability method. Income tax expense includes federal and state taxes currently payable as well as deferred taxes arising from temporary differences between income for financial reporting and income tax reporting purposes. Operating loss and tax credit carryforwards are recognized as reductions to net deferred income tax liabilities if it is likely that their benefit will be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. IHI Consolidated recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

Fair value measurements

IHI Consolidated has adopted the provisions of Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures, for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and also establishes a framework for measuring fair value and expands disclosures about fair value measurements.

Derivatives

IHI Consolidated has entered into interest rate-related derivative instruments to manage its interest rate exposure on certain debt instruments. See Note 4. IHI Consolidated does not enter into derivative instruments for any purpose other than economic interest rate hedging. That is, IHI Consolidated does not speculate using derivative instruments.

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IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

By using derivative financial instruments to hedge exposures to changing interest rates, IHI Consolidated exposes itself to credit risk and market risk. Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty owes IHI Consolidated, which creates credit risk for IHI Consolidated. When the fair value of a derivative contract is negative, IHI Consolidated owes the counterparty and, therefore, it does not possess credit risk, as was the case at December 31, 2013 and 2012. IHI Consolidated minimizes the credit risk in the derivative instruments by entering into transactions with high quality counterparties. Market risk is the adverse effect on the value of a financial instrument that results from a change in interest rates.

IHI Consolidated has in place variable-rate debt. These debt obligations expose IHI Consolidated to variability in interest payments due to changes in interest rates. IHI Consolidated believes that it is prudent to limit the variability of a large portion of its interest payments. To meet this objective, IHI Consolidated enters into interest rate swap agreements to manage fluctuations in cash flows resulting from interest rate risk on a significant amount of its variable-rate debt. These swaps change the variable-rate cash flow exposure on the debt obligations to fixed cash flows. Under the terms of the interest rate swaps, IHI Consolidated receives variable interest rate payments and makes fixed interest rate payments, thereby creating the equivalent of fixed-rate debt for the portion of the debt that is swapped.

In accordance with ASC 815-10-05-4, Derivatives and Hedging, IHI Consolidated had concluded that all of its interest rate swaps qualified as cash flow hedges and IHI Consolidated applied hedge accounting for these instruments until March 31, 2009. Changes in the fair value of interest rate derivatives designated as hedging instruments that effectively offset the variability of cash flows associated with variable-rate debt obligations up to that time were reported in other comprehensive income or loss. Any ineffective portion of the change in valuation of derivatives was recorded through earnings, and reported in the (gain) loss of non-hedging derivatives line in the consolidated statements of income. Effective April 1, 2009, IHI Consolidated elected to discontinue the application of hedge accounting to its interest rate swap agreements. The amount recorded in accumulated other comprehensive income at that time ($6,984,000 loss) will be amortized to (gain) loss of non-hedging derivatives in the statements of income over the remaining term of the swap agreements. $201,000 and $1,174,000 was amortized to (gain) loss of non-hedging derivatives in the statements of income for the years ended December 31, 2013 and 2012, respectively. Subsequent to March 31, 2009, all changes in the fair value of interest rate swap agreements are recorded through earnings. The long-term portion of these fair market values is recorded in other long-term liabilities in the accompanying balance sheets. The term over which IHI Consolidated is currently partially hedging exposures relating to debt is through June 2017. (See Note 4)

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IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

At December 31, 2013, IHI Consolidated had $969,267,000 of outstanding debt, $415,000,000 of which was hedged with interest rate swaps. At December 31, 2012, IHI Consolidated had $930,566,000 of outstanding debt, $415,000,000 of which was hedged with interest rate swaps.

For the years ended December 31, 2013 and 2012, IHI Consolidated recorded the following changes in the current and non-current portions of the value of its derivative instruments:

	2013	2012
Opening balance (liability)	$(71,016,000)	$(76,465,000)

Change in fair value of derivative instruments after March 31, 2009 included in gain (loss) on derivative instruments in the accompanying statements of income	1,789,000	(13,436,000)

Reclassification of realized losses on derivative instruments into interest expense for the year	18,204,000	18,885,000

Closing balance (liability)	$(51,023,000)	$(71,016,000)

IHI Consolidated will amortize losses of approximately $176,000 (pretax) from accumulated other comprehensive (loss) into (gain) loss of non-hedging derivatives in the statement of income over the next twelve months.

In accordance with ASC 815-10-10-1, IHI Consolidated derivative instruments are recorded on the balance sheet at fair value. IHI Consolidated measures derivative instruments at fair value using the income approach, which converts future amounts (being the future net cash settlements expected under the derivative contracts) to a discounted present value. These valuations primarily utilize observable (“Level 2”) inputs including contractual terms, interest rates and yield curves observable at commonly quoted intervals.

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IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

IHI Consolidated’s fair value measurements of its derivative instruments at December 31, 2013 and 2012 were as follows:

		Fair Value Measurements at Reporting Date Using
Description	2013 Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Derivative Instruments:
Current liabilities	$(17,297,000)	$—	$(17,297,000)	$—
Non-current liabilities	(33,726,000)	—	(33,726,000)	—
Total	$(51,023,000)	$—	$(51,023,000)	$—

		Fair Value Measurements at Reporting Date Using
Description	2012 Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Derivative Instruments:
Current liabilities	$(17,894,000)	$—	$(17,894,000)	$—
Non-current liabilities	(53,122,000)	—	(53,122,000)	—
Total	$(71,016,000)	$—	$(71,016,000)	$—

There have been no transfers of assets or liabilities between levels for the years ended December 31, 2013 and 2012.

15

IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Pension and other postretirement plans

IHI Consolidated records annual amounts relating to its pension and postretirement plans based on calculations that incorporate various actuarial and other assumptions, including discount rates, mortality, assumed rates of return, compensation increases, turnover rates and healthcare cost trend rates. IHI Consolidated reviews its assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends when it is appropriate to do so. The effect of modifications to those assumptions is recorded in other comprehensive income and amortized to net periodic cost over future periods using the corridor method. IHI Consolidated believes that the assumptions utilized in recording its obligations under its plans are reasonable based on its experience and market conditions. Net periodic costs are recognized as employees render the services necessary to earn the postretirement benefits.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts and disclosures. Some of the more important estimates and assumptions concern depreciation methods and lives, future environmental remediation costs and pension plan discount rates and rates of return on plan assets. Actual results may differ from those estimates and assumptions.

Impairment of long-lived assets

Long-lived assets, such as property, plant, and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is assessed by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Foreign currency translation

The assets and liabilities of IMTT-NTL and IMTT-Quebec are translated from their foreign currency (Canadian dollars) to U.S. dollars at exchange rates in effect at the end of the year and statement of income accounts are translated at average exchange rates for the year. Translation gains or losses as a result of changes in the exchange rate are recorded as a component of other comprehensive income.

16

IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Commitments and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties and other sources, are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

(3)	Related party transactions

During 2013 and 2012, IHI Consolidated paid or accrued $2,314,000 and $2,367,000, respectively, to entities related to a group of shareholders for legal services and office rent, which are recorded as general and administrative expense in the accompanying statements of income. Receivables from affiliates of $9,000 and $54,000 at December 31, 2013 and 2012, respectively, consist of receivables from entities affiliated with a group of shareholders. In accordance with the terms of the shareholders’ agreement, IHI has loans outstanding to a group of shareholders at December 31, 2013 and 2012 of $23,461,000 and $26,068,000, respectively. Principal payments of $2,607,000 are due annually through December 2022. Interest accrued on these loans for 2013 and 2012 was $1,398,000 and $1,548,000, respectively.

(4)	Long-term debt and related derivatives

Long-term debt consists of the following:

	2013	2012
Tax-exempt N.J.E.D.A. bonds, 0.04% at December 31, 2013 (0.12% at December 31, 2012)	$30,000,000	$30,000,000
Tax-exempt N.J.E.D.A. bonds of terminated El Dorado joint venture, 0.04% at December 31, 2013 (0.12% at December 31, 2012)	6,300,000	6,300,000
Tax-exempt Ascension Parish bonds, 0.05% at December 31, 2013 (0.12% at December 31, 2012)	165,000,000	165,000,000
Tax-exempt L.P.F.A. bonds, 0.05% at December 31, 2013 (0.12% at December 31, 2012)	50,000,000	50,000,000
Tax-exempt L.P.F.A. bonds, 0.05% at December 31, 2013 (0.12% at December 31, 2012)	85,000,000	85,000,000
Bank-owned tax-exempt L.P.F.A. bonds, 1.51% at December 31, 2013 (1.61% at December 31, 2012)	94,321,000	96,654,000
Bank-owned tax-exempt L.P.F.A. bonds, 1.51% at December 31, 2013 (1.61% at December 31, 2012)	84,864,000	86,966,000
Unsecured notes payable under U.S. revolving bank credit facility averaging 2.17% at December 31, 2013 (2.47% at December 31, 2012)	420,000,000	366,000,000
Notes payable under revolving credit facility with a Canadian bank, averaging 3.25% at December 31, 2013 (3.51% at December 31, 2012)	10,285,000	18,542,000
Loans from shareholders, 5.50%, due in quarterly installments over a 15 year period beginning March 31, 2008	23,461,000	26,068,000
Other	36,000	36,000
	$969,267,000	$930,566,000
Less – Current maturities	(7,164,000)	(7,042,000)

	$962,103,000	$923,524,000

17

IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

In 1993, BII and IMTT-Bayonne received the proceeds of and became obligated for $30,000,000 of tax-exempt New Jersey Economic Development Authority (“N.J.E.D.A.”) Dock Facility Revenue Refunding Bonds (the “Bonds”) to refinance and retire previously issued tax-exempt industrial development revenue bonds.

In accordance with the terms of the Bond indenture, BII and IMTT-Bayonne select from four interest rate-setting frequency modes; daily, weekly, commercial paper (“CP”) (from 30 to 269 days) and adjustable rate mode (at least six months). The interest rates for these various alternatives are determined by the remarketing agent as the lowest rate that will allow the Bonds to be sold at par based on the current market conditions. For all of 2013 and 2012, the Bond interest rate was set under the daily rate mode.

The Bonds are secured by $30,473,000 of irrevocable letters of credit, which expire June, 2014 (if not extended), issued by the banks under the credit facility discussed below.

The Bonds mature on December 1, 2027, but are subject to optional and mandatory tender, as well as various redemption provisions, at 100% of principal and accrued interest (plus applicable premium if the Bonds are in the adjustable rate mode). When in the daily or weekly rate mode, bond owners may, at their option, tender the Bonds to the remarketing agent for payment of principal and accrued interest.

The Bonds are also subject to mandatory tender provisions in the following cases: 1) each time the interest rate mode is converted, 2) if the related letters of credit are released or allowed to terminate or expire without replacement or extension, 3) substitution of an alternate credit facility for an existing letter of credit, if certain conditions are not met and 4) on each CP rate reset date. After tender, if sufficient funds are not available from remarketing the Bonds, the bond owners could be paid from the proceeds of a draw on the related letters of credit, or, should sufficient funds not be available from letters of credit, the Bonds could be purchased by BII and IMTT-Bayonne. The Bonds may be redeemed at various times at the direction of BII and IMTT-Bayonne while in any rate mode and are also subject to mandatory redemption if the Bonds are determined to be taxable.

18

IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

IMTT-BC is responsible for the payment of principal (due December 1, 2021) and related interest of a $6,300,000 N.J.E.D.A. tax-exempt bond issue of a terminated joint venture. Interest terms on these bonds are similar to those issued by BII and IMTT-Bayonne discussed previously. These bonds are secured by a $6,404,000 irrevocable letter of credit issued by the banks under the credit facility discussed below.

In July, 2007, IMTT-Geismar received the proceeds of and became obligated for $165,000,000 of tax-exempt Industrial Development Board of the Parish of Ascension, Louisiana, Inc. revenue bonds to finance construction of a chemical liquid logistics facility in Geismar, Louisiana. At the same time, IMTT received the proceeds of and became obligated for $50,000,000 of tax-exempt Louisiana Public Facilities Authority (“L.P.F.A.”) revenue bonds to finance the expansion of liquid terminal facilities at its St. Rose, Louisiana terminal. Both of these tax-exempt financings mature on June 1, 2043 and the $165,000,000 revenue bonds are secured by an irrevocable letter of credit expiring May, 2014 ($167,170,000) issued by the banks under the credit facility discussed below as well as a confirming irrevocable letter of credit ($167,333,000) issued by the Federal Home Loan Bank (“FHLB”) of Atlanta, which expires May, 2014. The $50,000,000 revenue bonds are secured by a letter of credit expiring December 2014 ($50,658,000) issued by a bank under a separate letter of credit facility discussed below. These two tax-exempt financings have interest rate setting modes, optional and mandatory tender and redemption provisions similar to the NJEDA tax-exempt bonds. For all of 2013 and 2012 the rate on these bonds was set under the weekly rate mode.

In August, 2010, IMTT-FINCO received the proceeds of and became obligated for $85,000,000 of tax-exempt L.P.F.A. revenue bonds to finance expansion and improvements at the St. Rose facility in Louisiana. This tax-exempt financing matures on August 1, 2046 and is secured by an irrevocable letter of credit ($86,118,000) expiring May, 2014 issued by the banks under the credit facility discussed below as well as a confirming irrevocable letter of credit ($86,202,000) issued by the FHLB of Atlanta, which expires May, 2014. This tax-exempt financing has interest rate setting modes, optional and mandatory tender and redemption provisions similar to the NJEDA tax-exempt bonds. For 2013 and 2012, the rate on these bonds was set under the weekly rate mode.

In November and December 2010, IMTT-FINCO received the proceeds of and became obligated for an additional $100,000,000 and $90,000,000, respectively, of tax-exempt L.P.F.A. revenue bonds to finance expansion and improvements at the St. Rose, Geismar and Gretna facilities in Louisiana. Concurrent with the issuance of these bonds, IMTT-FINCO entered into agreements with a syndicate of banks to purchase the bonds, some of which also participate in the revolving credit facility discussed below. These bonds do not require a letter of credit as security and provide for monthly principal payments, which began July, 2011, as follows, with final maturity in December, 2040, subject to mandatory tender for purchase in February, 2018 (as amended) at 100% of the outstanding principal balance plus accrued interest. The bonds can be resold at that time and are subject to annual tender thereafter. These agreements were amended and restated in February 2013 in conjunction with the refinancing of the revolving credit facility discussed below.

19

IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Year	Total Principal Payments
2014	$4,557,000
2015	4,683,000
2016	4,799,000
2017	4,944,000
2018	5,081,000	*
Thereafter	155,121,000	*

* - subject to mandatory tender

IMTT-FINCO’s obligations under these agreements are guaranteed by the remainder of the entities comprising IMTT Combined, excluding the Canadian entities. These agreements also contain covenants and restrictions similar to the revolving credit facility as described below. The interest rate on these bonds is determined monthly based on 68% of one-month LIBOR plus a margin dependent upon the leverage ratio under the revolving credit agreement, which is 1.39% at December 31, 2013.

Costs of $3,439,000 associated with the issuance in 2010 and reissuance/extension in 2013 of these bonds is being deferred and amortized to interest expense ratably over the period to mandatory tender.

On February 15, 2013, IMTT Combined refinanced its revolving credit facility. The unsecured revolving credit facility was originally with a seventeen bank syndicate with commitments totaling $1,025,000,000. The new credit facility consists of twenty-one banks with U.S. dollar commitments totaling $1,252,500,000 and one Canadian bank with a Canadian dollar commitment of $50,000,000 (U.S. equivalent) through February, 2018 ($1,302,500,000 total). The proceeds from the new revolving credit facility were used to pay off the existing revolving credit facility.

IMTT and IMTT-Bayonne are the borrowers under this agreement, which is guaranteed by all the remaining entities comprising IMTT Combined, except IMTT-NTL and IMTT-Quebec; however, a majority of the equity interest in IMTT-NTL and IMTT-Quebec is pledged in repayment of the debt. IMTT-NTL and IMTT-Quebec are the borrowers under the Canadian portion of the facility.

20

IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

IMTT and IMTT-Bayonne can borrow, at their option, for various periods under the agreement at LIBOR plus 1.25% to 2.25% or at the banks’ base rate, as defined, plus .25% to 1.25%, dependent upon the leverage ratio, as defined. The Canadian borrowers can borrow from the Canadian lender at the bankers’ acceptance rates plus 1.25% to 2.25%, or the Canadian prime rate plus .25% to 1.25%, dependent upon the leverage ratio, as defined.

Costs of $19,838,000 associated with the amendment, extension and increase in 2010 and in 2013 of the revolving credit facility are being deferred and amortized to interest expense ratably over the remaining extended loan term.

The U.S. portion of the revolving credit facility includes the availability for the issuance of letters of credit. Letters of credit outstanding under this facility at December 31, 2013 of $292,600,000 primarily secure obligations under certain tax-exempt bonds referred to previously. Loans of $420,000,000 were outstanding under the U.S. portion of this facility and $10,285,000 of loans were outstanding with the Canadian bank at December 31, 2013, thus leaving $579,615,000 total available under this credit facility at December 31, 2013.

IMTT Combined is subject to various covenants under this credit facility. The primary covenants require the maintenance of certain ratios, as defined, of combined 1) debt to earnings before interest, income taxes and depreciation and amortization, and 2) earnings before interest, income taxes and depreciation and amortization to interest expense. The loan agreement also restricts liens on assets, additional investments and loans, sales or dispositions of assets, certain distributions to partners and change of control, as defined, among other requirements. IMTT Combined is in compliance with the terms of the covenants of this credit facility.

IMTT entered into a $50,658,000 letter of credit facility with a bank in December, 2013. This facility expires December, 2014, but is renewable annually at the bank’s option. The letter of credit issued under this facility secures the $50,000,000 L.P.F.A. tax-exempt revenue bonds discussed previously. This facility contains covenants and restrictions similar to the revolving credit facility discussed previously.

The interest rate on the borrowings under the tax-exempt bonds and the revolving bank credit facility discussed previously adjusts periodically depending on their individual terms as previously described. In an effort to achieve a more stable interest cost and reduce the risk of rising interest rates and expense, four interest rate swap agreements with three large banks were entered into whereby floating rates were swapped for fixed rates.

21

IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

The primary terms and the accounting treatment of these financial instruments are described below.

	Swap 1		Swap 2		Swap 3				Swap 4				Total
Related debt	Tax-Exempt Bonds		Bank Line		N.J.E.D.A. Bonds				Bank Line
Notional amount	$215,000,000		$200,000,000		$36,300,000				$52,000,000
Term	7/07-6/17		10/07-3/17		10/07-10/12				5/06-12/12
Fixed rate paid	3.662%		5.507%		3.410%				6.290%
Floating rate received	67% of monthly Libor		Quarterly Libor		67% of monthly Libor				Monthly Libor
	2013	2012	2013	2012	2013		2012		2013		2012		2013	2012
Floating rate at year end	.112%	0.141%	.247%	0.311%		**		**		**		**
Net interest expense for year	$7,603,000	$7,530,000	$10,601,000	$7,184,000	$-		$982,000		$-		$3,189,000		$18,204,000	$18,885,000
Fair market value at year end (liability)**	$(21,422,000)	$(29,890,000)	$(29,601,000)	$(41,130,000)	$-		$-		$-		$-		$(51,023,000)	$(71,016,000)
Change in fair market value for year gain (loss)	$8,467,000	$1,697,000	$11,528,000	$(288,000)	$-		$948,000		$-		$3,088,000		$19,995,000	$5,445,000
Change in fmv value recorded in –
Other comprehensive income (loss)	$-	$-	$-	$-	$-		$-		$-		$-		$-	$-
Net income (loss)	$8,467,000	$1,697,000	$11,528,000	$(288,000)	$-		$948,000		$-		$3,088,000		$19,995,000	$5,445,000
Total gain (loss)	$8,467,000	$1,697,000	$11,528,000	$(288,000)	$-		$948,000		$-		$3,088,000		$19,995,000	$5,445,000

*	– Included in current and other long-term liabilities in the accompanying balance sheets.
**	– Swap matured during 2012.

(5)	Employee benefits

Except for a plan covering certain employees covered by a collective-bargaining agreement at the Lemont and Joliet, Illinois terminals, substantially all employees of IMTT Combined are eligible to participate in a defined benefit pension plan (the “Plan”). Benefits under the Plan are based on years of service and the employees' highest average compensation for a consecutive five year period. Coincident with the acquisition of terminal facilities in 1997 and 2007 by IMTT-Illinois, it became the sponsor of a defined benefit plan covering union employees at these terminals (“Union Plan”). Monthly benefits under this plan are computed based on a benefit rate in effect at the date of the participant's termination ($53.50 at November 1, 2013) multiplied by the number of years of service. IMTT Combined’s contributions to both plans are based on the recommendations of its consulting actuary.

22

IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

The following table sets forth the obligations and assets (as well as changes therein) of both plans, the resulting funded status and amounts recognized in the accompanying financial statements:

	2013		2012
	The Plan	Union Plan	The Plan	Union Plan
Changes in benefit obligation:
Benefit obligation at beginning of year	$117,649,000	$6,829,000	$104,063,000	$5,674,000
Service cost	6,227,000	242,000	5,786,000	210,000
Interest cost	4,786,000	281,000	4,749,000	262,000
Plan amendments	—	—	—	288,000
Actuarial (gain) loss	(18,269,000)	(748,000)	4,760,000	516,000
Benefits paid	(2,639,000)	(137,000)	(1,709,000)	(121,000)
Benefit obligation at end of year	$107,754,000	$6,467,000	$117,649,000	$6,829,000
Changes in plan assets:

Fair value of plan assets at beginning of year	$73,089,000	$4,527,000	$61,696,000	$4,122,000
Actual return on plan assets	11,827,000	757,000	8,102,000	526,000
Employer contribution	4,000,000	450,000	5,000,000	—
Benefits paid	(2,639,000)	(137,000)	(1,709,000)	(121,000)
Fair value of plan assets at end of year	$86,277,000	$5,597,000	$73,089,000	$4,527,000
Funded status – Pension (liability) recognized in balance sheet in other long-term liabilities	$(21,477,000)	$(870,000)	$(44,560,000)	$(2,302,000)

Amounts recognized in accumulated other comprehensive income consist of:
Net actuarial loss	$14,589,000	$1,090,000	$42,281,000	$2,428,000
Prior service cost	235,000	448,000	405,000	506,000
Total	$14,824,000	$1,538,000	$42,686,000	$2,934,000
Accumulated benefit obligation at December 31:	$82,004,000	$6,467,000	$85,913,000	$6,829,000

23

IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

	2013		2012
	The Plan	Union Plan	The Plan	Union Plan
Components of net periodic benefit cost:
Service cost	$6,227,000	$242,000	$5,786,000	$210,000
Interest cost	4,786,000	281,000	4,749,000	262,000
Expected return on plan assets	(5,029,000)	(326,000)	(4,296,000)	(299,000)
Amortization of prior service cost	170,000	58,000	170,000	33,000
Recognized net actuarial loss	2,625,000	159,000	2,824,000	155,000

Net periodic benefit cost recognized in statement of income	$8,779,000	$414,000	$9,233,000	$361,000

Other changes in plan assets and benefit obligation recognized in other comprehensive income:
Net actuarial (gain) loss	$(25,068,000)	(1,179,000)	$954,000	$288,000
Prior service cost	—	—	—	288,000
Amortization of prior service (cost)	(170,000)	(58,000)	(170,000)	(33,000)
Amortization of actuarial (loss)	(2,625,000)	(159,000)	(2,824,000)	(155,000)

Total recognized in other comprehensive income	$(27,863,000)	$(1,396,000)	$(2,040,000)	$388,000

Total recognized in net periodic benefit cost and other comprehensive income	$(19,084,000)	$(982,000)	$7,193,000	$749,000

Weighted average assumptions used to determine benefit obligations as of December 31:
Discount rate	5.00%	4.95%	4.20%	4.15%
Expected return on plan assets	7.00%	7.00%	7.00%	7.00%
Rate of compensation increase	4.57%	—	4.57%	—

Weighted average assumptions used to determine net benefit cost:
Discount rate	4.20%	4.15%	4.70%	4.65%
Expected return on plan assets	7.00%	7.00%	7.00%	7.00%
Rate of compensation increase	4.57%	—	5.47%	—

24

IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

As of December 31, 2013, the discount rate assumption used in the computation of benefit obligations for the Plan and the Union Plan was changed to 5.00% and 4.95%, respectively, to better approximate returns available on high quality fixed income investments.

The allocation of pension plan assets as of December 31, 2013 and 2012 is shown below based on quoted prices in active markets for identical assets (Level 1 fair value measurements).

	2013		2012
	The Plan	Union Plan	The Plan	Union Plan
Weighted average asset allocation:
Domestic equity funds	46.9%	48.2%	30.0%	31.5%
International equity fund	16.4%	16.2%	10.5%	11.2%
Domestic fixed income fund	35.3%	34.8%	58.1%	57.1%
Other	1.4%	.8%	1.4%	.2%
Total	100.0%	100.0%	100.0%	100.0%

Pension asset investment decisions are made with assistance of an outside paid advisor to achieve the multiple goals of high rate of return, diversification and safety.

Expected benefit payments as of December 31, 2013 are as follows:

	The Plan	Union Plan

Year 2014	$4,626,000	$190,000
Year 2015	4,508,000	207,000
Year 2016	4,719,000	250,000
Year 2017	5,106,000	264,000
Year 2018	5,525,000	310,000
Years 2019-2023	33,129,000	2,185,000
Anticipated contributions for 2014	4,200,000	160,000

25

IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

IMTT Combined provides post-retirement life insurance (coverage equal to 25% of final year compensation not to exceed $25,000) and health benefits (coverage for early retirees at least 62 years old on early retirement to age 65, reimbursement of Medicare premiums for the Bayonne terminal employees and some smaller health benefits no longer offered) to retired employees. IMTT Combined adopted the accounting treatment for post-retirement benefits other than pensions as prescribed by ASC 715-60-05 in 2006. As allowed by that accounting standard, IMTT Combined elected to defer and amortize the January 1, 2006 transition obligation over ten years.

The following table sets forth the obligation and assets (as well as changes therein) of these plans, the resulting funded status and amounts recognized in the accompanying financial statements:

	2013	2012
Changes in benefit obligation:
Benefit obligation at beginning of year	$13,864,000	$11,069,000
Service cost	839,000	725,000
Interest cost	539,000	503,000
Plan amendments	—	—
Actuarial (gain) loss	(1,867,000)	2,012,000
Benefits paid	(253,000)	(445,000)
Early Retiree Reinsurance Program receipts	—	—
Benefit obligation at end of year	$13,122,000	$13,864,000

Changes in plan assets:
Fair value of plan assets at beginning of year	$—	$—
Employer contribution	253,000	445,000
Benefits paid	(253,000)	(445,000)
Fair value of plan assets at end of year	$—	$—

Funded status – plan (liability)	$(13,122,000)	$(13,864,000)

26

IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

	2013	2012
Amounts recognized in combined balance sheets consist of:
Current (liabilities)	$(702,000)	$(743,000)
Other long-term (liabilities)	(12,420,000)	(13,121,000)
Total (liabilities)	$(13,122,000)	$(13,864,000)

Amounts recognized in accumulated other comprehensive income consist of:
Transition obligation (eliminated by 2011 Plan amendment)	$—	$—
Prior service (credit)	(524,000)	(573,000)
Net actuarial loss	7,521,000	10,037,000
Total	$6,997,000	$9,464,000

Components of net periodic benefit cost:
Service cost	$839,000	$725,000
Interest cost	539,000	503,000
Amortization of transition obligation	—	—
Amortization of prior service cost	(48,000)	(48,000)
Amortization of actuarial loss	649,000	574,000
Net periodic benefit cost of the plan	$1,979,000	$1,754,000

Other changes in plan assets and benefit obligation recognized in other comprehensive income:
Net actuarial loss	$(1,867,000)	$2,012,000
Prior service (credit)	—	—
Amortization of transition obligation	—	—
Amortization of prior service cost	48,000	48,000
Amortization of actuarial (loss)	(649,000)	(574,000)
Total recognized in other comprehensive income	$(2,468,000)	$1,486,000

Total recognized in net periodic benefit cost and other comprehensive income	$(489,000)	$3,240,000

27

IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

	2013	2012
Weighted average assumptions used to determine benefit obligations as of December 31:
Discount rate	4.70%	3.90%
Rate of compensation increase	4.57%	4.57%

Weighted average assumptions used to determine net benefit cost:
Discount rate	3.90%	4.50%
Rate of compensation increase	4.57%	5.47%

Health Care Trend Rates - Pre-65 (Post-65)
Healthcare trend rate	7.75% (7.75%)	8.00% (8.00%)
Ultimate trend	5.00%	5.00%
Year ultimate trend reached	2025	2025

Health Care Trend Rates – Medicare Part B
Healthcare trend rate	7.75%	8.00%
Ultimate trend	5.00%	5.00%
Year ultimate trend reached	2025	2025

The plan amendments, effective July 1, 2011, for the IMTT-Bayonne and IMTT-Pipeline locations resulted in a portion of the cost of coverage being shared, deductibles and copays being increased, and Medicare Part B reimbursements being capped.

Expected benefit payments and contributions as of December 31, 2013 are as follows:

Year 2014	$703,000
Year 2015	768,000
Year 2016	905,000
Year 2017	1,074,000
Year 2018	1,200,000
Years 2019 – 2023	5,916,000
Anticipated contributions for 2014	703,000

28

IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Assumptions concerning health care cost trend rates can have a significant impact on plan costs and liabilities, as shown below as of year-end and for the year 2013:

	Using stated	One percentage point
	assumptions	Decrease	Increase
End of year benefit obligation	$13,122,000	$12,221,000	$14,193,000
Service and interest cost	1,464,000	1,331,000	1,627,000

Accumulated other comprehensive income at December 31, 2013 contains $826,000 of net actuarial losses and $180,000 of prior service credits for the foregoing defined benefit pension and post-retirement health/life plans expected to be recognized as components of net periodic benefit cost in 2014.

IMTT Combined has established a supplementary, non-qualified benefit plan for employees whose compensation exceeds the maximum eligible for inclusion in the qualified defined benefit plan. Under this plan, IMTT Combined funds additional compensation to the affected employees on a pre-tax basis that will allow them to make a contribution to a separate investment account, which the employees own, that will provide the actuarial equivalent of the benefits available as if all of the employees’ compensation had been included in the qualified defined benefit plan. Expense related to this plan is recorded as additional compensation and primarily included in general and administrative expense in the accompanying financial statements ($1,400,000 in 2013 and $1,721,000 in 2012).

IMTT Combined has established defined contribution Section 401 (k) employee benefit plans. Under the primary plan, employees who are eighteen years old and have six months of service are eligible to participate. Employees may contribute up to the maximum allowable for Federal income tax purposes and IMTT Combined’s matching contribution is determined each year by management. In both 2013 and 2012, IMTT Combined elected to match 5% of employee contributions. Total expense for the 401 (k) plans recognized for 2013 and 2012 was $310,000 and 297,000, respectively.

IMTT Combined purchases life insurance for certain management employees and provides for the repayment of premiums paid through deferred compensation arrangements. Under this program, various amounts of life insurance are purchased in the name of the employee and paid for by IMTT Combined and receivables are recorded from each management employee, along with accrued interest. The policies are pledged to IMTT Combined as collateral. At retirement or termination of service, funds are provided to the plan participants under deferred compensation agreements to provide for the repayment of premiums paid and the pledge of the policies is terminated. Expense related to the deferred compensation arrangements is recorded annually as employee service is rendered. Expense associated with providing this benefit of $141,000 and $70,000 for 2013 and 2012, respectively, is recorded in general and administrative expense in the accompanying financial statements.

29

IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(6)	Commitments and contingencies

IHI Consolidated is involved in various lawsuits, claims and inquiries (including environmental matters), which are routine to the nature of its business. Management believes that resolution of these matters will not result in any material adverse effect on the financial statements.

Many of the entities comprising IMTT Combined are subject to compliance with federal and state environmental regulations, some of which require environmental remediation and ongoing monitoring activities. Depending upon the nature and circumstances of such activities, certain of the expenditures related thereto have been recorded as operating expenses in the accompanying statements of income and others are capitalized as such expenditures are incurred.

A summary of these environmental remediation matters follows.

The Lemont terminal entered into a consent order with the state of Illinois to remediate a contamination problem which existed at the time of the purchase of this facility from its former owners. Remediation is also required as a result of the renewal of a lease with a government agency for a portion of the terminal. This remediation effort, consisting of among other things, the implementation of extraction and monitoring wells and soil treatment, is estimated to span a period of five to ten years or more at a cost of $4,200,000 to $5,700,000.

The Bayonne, New Jersey terminal, which has been acquired and aggregated over a 30 year period, contains pervasive remediation requirements that were assumed at the time of purchase from the various former owners. One former owner retained environmental remediation responsibilities for a purchased site as well as sharing other remediation costs. These remediation requirements are documented in two memoranda of agreement and an administrative consent order with the state of New Jersey. Remediation efforts entail removal of free product, soil treatment, repair/replacement of sewer systems, and the implementation of containment and monitoring systems. These remediation activities are estimated to span a period of ten to twenty or more years at a cost ranging from $29,650,000 to $51,300,000.

30

IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

The remediation activities described previously at the two terminals are estimated based on currently available information, in undiscounted U.S. dollars and are inherently subject to relatively large fluctuation. Management believes that the cost of the foregoing remediation activities ($33,850,000 to $57,000,000 in total) is capitalizable in accordance with generally accepted accounting principles (ASC 410-30-25-18) as such costs are recoverable and improve the property as compared with its condition when acquired and either 1) extend the life, increase the capacity or improve the safety and/or efficiency of the property or 2) mitigate or prevent environmental contamination that has yet to occur that may result from future operations or activities. During 2013 and 2012, approximately $2,466,000 and $4,065,000, respectively, of such expenditures were incurred and capitalized within property, plant and equipment. For the years ended December 31, 2013 and 2012 approximately $361,000 and $2,093,000, respectively, of environmental related cost that did not meet the capitalization criteria was charged to operations.

Various studies are being conducted to measure emissions from heavy fuel oil (“HFO”) storage and handling, which could be significantly greater than previous U.S. Environmental Protection Agency (“U.S. EPA”) emission calculations indicate and the HFO industry has historically utilized. Based on a study conducted in the Northeast, the Massachusetts EPA has required emission controls to be installed on the HFO tanks at a terminal in that state. If additional studies find that HFO emissions exceed previous calculations, the U.S. EPA could mandate controls on a nationwide basis, which is estimated to cost IMTT Combined as much as $75,000,000 to $100,000,000 in capital expenditures over some future period.

IMTT-Holdings Inc. (“IHI”) is the ultimate parent entity of IMTT Combined. The IHI shareholders’ agreement contains various provisions concerning shareholder distributions, which were the subject of an arbitration proceeding in 2012. The arbitration process resulted in a ruling that $221,157,000 of distributions were required for the five quarter period ending December 31, 2011. IMTT Combined made distributions in 2012 to fund the payment of these distributions by IHI to its shareholders. Additional distributions were required and made by IMTT Combined in 2013 and 2012 to fund 2013 and 2012 quarterly IHI shareholder distributions ($78,973,000 and $154,966,000, respectively) as well as income taxes, debt service on certain IHI shareholder loans and various general and administrative expenses. IMTT Combined made total net distributions of $110,536,000 in 2013 and $386,081,000 in 2012 to fund these cash requirements of its parent entities that have no sources of cash flow other than from IMTT Combined.

IMTT Combined is in the process of expanding storage capacity and other customer service capabilities at various terminals to satisfy new customer contract requirements. Approximately $16,880,000 of additional capital expenditures will be necessary in 2014 to complete these projects.

31

IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Hurricane Sandy struck the East Coast of the United States including the Bayonne terminal on October 29, 2012 causing extensive damage. As of December 31, 2013 total costs incurred and estimated remaining costs related to repair and replacement of damaged assets, including equipment rentals while repairs and replacements were in process is $40,124,000. IMTT Bayonne insurance coverage reimbursed $20,000,000 of these costs. Estimated losses of $4,200,000 in 2013 and $2,500,000 in 2012 were recorded in repairs and maintenance expense and represented costs of repairs, rentals and other expenses including the write-off of net book value of damaged assets in excess of insurance reimbursements related to the storm damage. $17,702,000 representing the cost of replacement of damaged assets was capitalized in 2013 to property, plant and equipment and $2,937,000 of estimated capital expenditures will be incurred in 2014. As of December 31, 2013, $616,000 of estimated remaining expenses have been accrued.

With the exception of the following two leases, all terminal assets are located on owned land.

In June 2011, IMTT-Illinois entered into a 39 year lease with the Metropolitan Water Reclamation District of Greater Chicago for a portion of the property comprising the Lemont terminal. The lease began July 1, 2011 and expires June 30, 2050. Annual rent is $316,000, payable in semi-annual installments. The rent shall be adjusted every 10 years based on the then determined fair market value of the property.

IMTT-Quebec has operating lease commitments primarily for the land on which the terminal is located and related terminal assets. Minimum lease payments required in the future are as follows at December 31, 2013:

Year	Amounts
2014	$832,000
2015	838,000
2016	850,000
2017	866,000
2018	880,000
Thereafter	-

In connection with the leases described above, IMTT-Quebec has the responsibility to remove any contaminants from the leased premises at the end of the term of the leases. The total amount of undiscounted estimated future cash flows through lease termination required to satisfy this obligation is $9,996,000. These cash flows were discounted using a credit-adjusted risk free interest rate of 4.5% and capitalized in property, plant and equipment and are being depreciated over the term of the leases.

32

IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

The changes to the asset retirement obligation recorded are as follows for 2013 and 2012:

	2013	2012
Balance, January 1,	$4,942,000	$1,185,000
Accretion expense	223,000	91,000
Change in estimate	—	3,643,000
Exchange rate effect on obligation	(310,000)	23,000
Balance, December 31,	$4,855,000	$4,942,000

This obligation is recorded in other long-term liabilities in the accompanying balance sheets.

IMTT Combined distributed $16,254,000 to its partners on January 30, 2014 to fund a distribution by IHI on that same date to its shareholders for the 4th quarter of 2013. One of the shareholders of IHI has indicated that they believe the computation may need to adjusted in an unspecified amount and may request an additional distribution and possibly arbitrate the matter.

(7)	Income taxes

IHI Consolidated provides for income taxes in accordance with the asset and liability method as prescribed by ASC 740-10-25-2, Income Taxes. The components of the income tax expense shown in the accompanying statements are as follows:

	2013			2012
	Current	Deferred	Total	Current	Deferred	Total
U.S. federal	$13,804,000	$34,761,000	$48,565,000	$13,422,000	$26,401,000	$39,823,000
State and local	4,652,000	7,649,000	12,301,000	4,463,000	6,065,000	10,528,000
Foreign	—	283,000	283,000	—	942,000	942,000

Total income tax expense	$18,456,000	$42,693,000	$61,149,000	$17,885,000	$33,408,000	$51,293,000

33

IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Income tax expense differs from income tax computed at the U.S. federal statutory rate of 35% of income before income taxes as shown in the accompanying financial statements, as follows:

	2013	2012
Income tax expense based on U.S. federal statutory rate	$52,239,000	$44,244,000
State income tax provisions, net of federal income tax benefit	7,996,000	6,843,000
Non-deductible expenses	206,000	187,000
Tax-audit adjustments and adjustment of prior year accrual to return	282,000	(159,000)
Foreign income tax differences	(80,000)	(269,000)
Others, net	506,000	447,000

Total income tax expense recorded in accompanying financial statements	$61,149,000	$51,293,000

Deferred income taxes have been recorded in the accompanying balance sheets for the tax effects of temporary differences that impact the financial statements and income tax returns in different periods, offset partially by carryforwards for federal and state income tax purposes of unused net operating losses and tax credits. These temporary differences consist primarily of fixed asset basis differences as well as various expenses, which affect the financial statements and tax returns in different periods. Differences in the basis of the fixed assets for accounting and income tax reporting purposes exist primarily as a result of different depreciation methods and lives used for financial and income tax reporting purposes, involuntary conversion treatment, for income tax purposes, of proceeds received from asset expropriations and settlement of insurance coverage for property damage.

34

IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

The primary components of deferred income tax liabilities (assets) are as follows:

	2013	2012
Deferred tax liabilities:
Fixed asset basis differences	$318,088,000	$279,851,000
Foreign terminal earnings and investment basis differences	4,318,000	3,721,000
Currency translation gain	227,000	1,094,000
Others, net	461,000	—
Total deferred tax liabilities	$323,094,000	$284,666,000

Deferred tax assets:
Interest rate swap agreement differences	$(20,664,000)	$(28,762,000)
Pension expense in excess of contributions	(7,284,000)	(16,772,000)
Net operating loss and tax credit carryforwards	(11,247,000)	(11,475,000)
Expense accruals	(11,078,000)	(10,778,000)
Deferred revenue items	(5,092,000)	(4,013,000)
Others, net	—	(333,000)
Total deferred tax assets prior to valuation allowance	(55,365,000)	(72,133,000)
Valuation allowance	3,994,000	4,553,000
Net deferred tax assets	(51,371,000)	(67,580,000)
Net deferred taxes as shown in accompanying balance sheets	$271,723,000	$217,086,000

Management believes that it is more likely than not that the net deferred tax assets will be realized through future operations and the reversal of other temporary differences. The valuation allowance at December 31, 2013 and 2012 was primarily related to certain federal SRLY and state net operating loss carryforwards that, in the judgment of management, are not more likely than not to be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible and prior to the expiration of the net operating loss carryforwards.

35

IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Deferred income taxes are classified as follows in the accompanying balance sheets:

	2013	2012
Current deferred tax (asset)	$(13,020,000)	$(12,010,000)
Noncurrent deferred tax liability	284,743,000	229,096,000
Net deferred tax liability	$271,723,000	$217,086,000’

Net operating loss (“N.O.L.”) and tax credit carryforwards outstanding as of December 31, 2013 expire as follows:

Year of Expiration	Federal N.O.L.	State N.O.L.’s	Foreign N.O.L.’s
2014	$—	$2,424,000	$405,000
2015	—	1,826,000	697,000
2016	—	1,446,000	—
2017	395,000	1,001,000	—
2018	350,000	737,000	—
2019	561,000	3,437,000	—
2020	545,000	3,458,000	—
2021	787,000	4,507,000	—
2022	855,000	5,689,000	—
2023	600,000	19,570,000	—
2024	158,000	26,414,000	—
2025	1,365,000	15,390,000	—
2026	1,000	14,897,000	885,000
2027	—	8,757,000	536,000
2028	—	12,497,000	3,108,000
2029	—	4,000	2,632,000
2030	—	5,000	3,027,000
2031	—	6,000	2,667,000
2032	—	6,000	572,000
2033	—	—	1,538,000
	$5,617,000	$122,071,000	$16,067,000

Federal alternative minimum tax credits of $419,000 have unlimited carryforward periods.

IHI Consolidated has not recorded any increase in income tax liabilities attributable to unrecognized income tax benefits in its consolidated statement of income for the year 2013. Accordingly, no related expense or liability for interest or penalties has been accrued at December 31, 2013. As of December 31, 2013, tax authorities have proposed no material adjustments to IHI Consolidated’s income tax positions. There are no income tax positions for which it is reasonably possible that the amounts of unrecognized tax benefits will materially increase or decrease in the next 12 months.

36

IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

IHI Consolidated and its subsidiaries file U.S. federal and state income tax returns. Two subsidiaries file Canadian federal and provincial income tax returns. U.S. federal income tax returns for tax years ending after 2009 (after 2008 to the extent of federal net operating loss carryforward deductions) are subject to examination by the Internal Revenue Service. The U.S. entities of IHI Consolidated were examined by the IRS for the 2010 tax year. No material adjustments were proposed. State income tax returns for tax years ending after 2008 (after 1998 to the extent of state net operating loss carryforward deductions) are subject to examination by state tax authorities. Canadian tax returns for tax years after 2008 (after 2003 to the extent of Revenue Canada and provincial net operating loss deductions) are subject to examination by Revenue Canada and provincial tax authorities.

(8)	Fair value of financial instruments

The fair value of financial instruments (as defined by ASC 825-10-50) contained in the accompanying balance sheets, including cash and cash equivalents, accounts receivable, accounts payable and long-term debt, approximates the carrying amount due to either the short-term maturity or variable or competitive interest rates assigned to these financial instruments.

(9)	Accumulated other comprehensive income

Shareholders’ (deficit) equity includes accumulated other comprehensive income. Changes in the components of accumulated other comprehensive income for 2013 and 2012 are as follows:

	Derivatives	Foreign Currency Translation	Pension and Other Post- Retirement Plans	Accumulated Other Comprehensive Income (Loss)
Balance, January 1, 2012	$(1,149,000)	$1,898,000	$(32,750,000)	$(32,001,000)
Other comprehensive income (loss) for the year, net of tax	722,000	394,000	102,000	1,218,000 *
Balance, December 31, 2012	$(427,000)	$2,292,000	$(32,648,000)	$(30,783,000)
Other comprehensive income (loss) for the year, net of tax	124,000	(1,824,000)	18,749,000	17,049,000 *
Balance, December 31, 2013	$(303,000)	$468,000	$(13,899,000)	$(13,734,000)

*Net of deferred income tax (provision) of ($12,050,000) in 2013 and ($764,000) in 2012.

37

IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(10)	Future minimum rental revenue

Future minimum rental revenues for terminal storage capacity for the remaining unexpired term of lease agreements in existence at December 31, 2013 are as follows:

Year	Amounts
2014	$356,572,000
2015	253,365,000
2016	163,223,000
2017	131,839,000
2018	111,561,000
2019 and thereafter	495,584,000
Total	$1,512,144,000

(11)	Additional balance sheet detail

Additional detail of the components of certain balance sheet captions follows:

	2013	2012
Prepaid expenses and deposits:
Deferred income tax asset	$13,020,000	$12,010,000
Prepaid insurance	7,431,000	5,439,000
Deferred debt issuance costs	3,373,000	3,271,000
Prepaid income taxes	2,538,000	2,058,000
Other	480,000	754,000
Total prepaid expenses and deposits	$26,842,000	$23,532,000

Other assets:
Deferred dredging costs	$3,225,000	$4,315,000
Deposits	2,177,000	1,691,000
Long-term receivables	815,000	1,599,000
Other	485,000	555,000
Total other assets	$6,702,000	$8,160,000

38

IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

	2013	2012
Accrued liabilities:
Accrued payables	$9,825,000	$12,179,000
Deferred revenue – current portion	5,145,000	2,507,000
Damage claim settlement/ fine accruals	3,522,000	3,056,000
Vacation pay	2,851,000	2,790,000
Health claims	1,245,000	663,000
Utilities	1,182,000	1,178,000
Workmen’s compensation claims	1,114,000	1,253,000
Interest	1,020,000	1,384,000
Retiree health/life benefits – current portion	702,000	743,000
Income taxes payable	641,000	8,456,000
Other	2,925,000	3,223,000
Total accrued liabilities	$30,172,000	$37,432,000

Other long-term liabilities:
Swap mark-to-market liabilities	$33,726,000	$53,122,000
Pension benefits	22,346,000	46,862,000
Deferred revenue	20,991,000	19,969,000
Retiree health/life benefits	12,420,000	13,122,000
Asset retirement obligation	4,855,000	4,942,000
Deferred compensation	937,000	796,000
Other	179,000	180,000
Total other long-term liabilities	$95,454,000	$138,993,000

(12)	Accounting pronouncements

IHI Consolidated is not aware of any issued accounting standards whose implementation date is subsequent to December 31, 2013, that would have a material impact on the reporting of its future results of operations or financial position.

(13)	Subsequent events

Subsequent events were evaluated through February 13, 2014 for their impact on the accompanying financial statements, which is the date the statements were available to be issued.

39